SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated December 9, 2021 between

TrueMark Investments, LLC
and
RIVERNORTH CAPITAL MANAGEMENT, LLC
and
LISTED FUNDS TRUST

For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate in accordance with the following fee schedule:

Fund	Rate
RiverNorth Patriot ETF	0.58% based on the daily net assets of the Fund
RiverNorth Enhance Pre-Merger SPAC ETF	0.65% based on the daily net assets of the Fund

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 17th day of March, 2022.

TRUEMARK INVESTMENTS, LLC By: /s/ Michael N. Loukas Name: Michael N. Loukas Title: Chief Executive Officer
RIVERNORTH CAPITAL MANAGEMENT, LLC By: /s/ Patrick W. Galley Name: Patrick W. Galley Title: Chief Executive Officer
LISTED FUNDS TRUST By: /s/ Kent P. Barnes Name: Kent P. Barnes Title: Secretary